 ULURU NEWS

Contact: Company
Vaidehi Shah
Chief Executive Officer

Terrance K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC. ANNOUNCES STRATEGIC FINANCING AGREEMENT

Addison, Texas, February 28, 2017; ULURU Inc. (OTCQB: ULUR), a specialty medical technology company focused on the development of a portfolio of wound management and oral drug delivery products, today announced it has entered into a Note, Warrant and Preferred Stock Purchase Agreement with Velocitas Partners, LLC and its affiliates (“Velocitas") under which the Company is expected to receive $3,000,000 in gross proceeds, and may receive proceeds of up to $6,000,000, in two closings (the “Financing”) prior to the end of March 2017.

The first closing, which has occurred, included the purchase by Velocitas of a $500,000 Secured Convertible Promissory Note (the “Initial Note”) with the Initial Note accruing interest at 12.5% per annum and having a term of two years (subject to acceleration under certain circumstances).  The Initial Note is convertible into shares of common stock at a conversion price of $0.04 per share, subject to equitable adjustments under certain circumstances.  The Initial Note is secured by all of the assets of the Company.

A second closing is expected to occur within 30 days of the initial closing, subject to conditions precedent set forth in the purchase agreement.  The Second Closing is expected to involve the purchase by Velocitas of a second $500,000 Secured Convertible Note on terms similar to the Initial Note (“Second Note) and an equity offering that includes the offer and sale to Velocitas of Series B Convertible Preferred Stock for net proceeds of not less than $2,000,000 nor more than $5,000,000, at an effective purchase price per ordinary share of $0.04 per share (the “Equity Offering”).  As a condition and incentive for the financing, the Company has agreed to issue to Velocitas a warrant to purchase up to 57,055,057 shares of common stock with an exercise price of $0.04 per share during a 10-year term. Also occurring at the closing of the Second Note, the Company has agreed to acquire the Altrazeal distributor agreements Velocitas has with its sub-distributors in exchange for the issuance of 13,375,000 shares of common stock.

If the gross proceeds from the Equity Offering are less than $4,000,000 (with such deficit being referred to as “Proceeds Gap”), the Company is obligated to seek capital, in an amount at least equal to the Proceeds Gap, from third parties over the next 180 days.  If the Company is unable to raise additional capital equal to the Proceeds Gap from third parties, Bradley J. Sacks, Chairman of the Board of Directors, entered into a “backstop” agreement and has agreed to invest up to $2,000,000 towards the Proceeds Gap, at a purchase price of $0.04 per share.

As part of the Financing, the Company has agreed to appoint Ms. Vaidehi Shah to serve as the Company’s Chief Executive Officer and to also serve as a member of the Company’s Board of Directors. Upon closing of the Equity Offering, the Company has agreed that both Mr. Anish Shah and Ms. Oksana Tiedt will join the Company to serve as part of the Company’s executive management team and together with Mr. Arindam Bose will also join the Company’s Board of Directors.

Concurrent with the first closing and as a condition of the Financing, the Company received the resignation notice from Helmut Kerschbaumer, the Company’s Interim President, Chief Executive and Director.  The Company has also received a resignation notice from Klaus Kuehne, a member of the Company’s Board of Directors.

Commenting on the financing, Bradley J. Sacks, Chairman of the Board of ULURU, stated, "ULURU has been undercapitalized for some time.  The financing transaction should provide ULURU with the necessary capital to realize on the promise of Altrazeal®, both in the near and long term.  The acquisition of the distribution rights held by Velocitas completes the process of consolidating all Altrazeal® primary distribution rights under a single entity.  In addition to improving liquidity, the capital will be used to improve and expand our commercialization activities.  This will also place the Company in a stronger position negotiating with strategic partners.  We are excited by the investment made by Velocitas and look forward to the energy and focus Ms. Shah and her team will bring to the Company."

This announcement is neither an offer to sell nor a solicitation of an offer to buy any shares of common stock of the Company. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

About ULURU Inc.:
ULURU Inc. is a specialty medical technology company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex™ Aggregate technology and OraDisc™ transmucosal delivery system.  For further information about ULURU Inc., please visit our website at www.ULURUinc.com.  For further information about Altrazeal®, please visit www.Altrazeal.com.

ULURU Inc. (OTCQB: ULUR) trades on the OTCQB Venture stage marketplace for early stage and developing U.S. and international companies. Companies are current in their reporting and undergo an annual verification and management certification process. Investors can find Real-Time quotes and market information for the company on www.otcmarkets.com.

This press release contains certain statements that are forward-looking within the meaning of the Litigation Reform Act of 1995, including but not limited to statements made suggesting that the second closing will occur, the Company will be able to secured additional capital following the second closing or the proceeds will allow the Company to execute its business plan. These statements are subject to numerous risks and uncertainties, including but not limited to the risks that the second closing will not occur for a number of possible reasons, including the failure of one or more investors to fund after satisfaction of all conditions precedent are satisfied and the failure of the conditions to the second closing to be satisfied by the Company, market risks associated with any addition capital the Company is required to raise (including regarding price, dilution and ability to raise capital), the risk that competitive factors, costs of distribution, poor performance by distributors, regulatory factors and other factors may inhibit the Company’s ability to execute its business plan, and risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and other reports filed by us with the Securities and Exchange Commission. Actual results will likely differ, and may differ materially, from anticipated results.  ULURU assumes no obligation to update or disclose revisions to those estimates.